Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-3
(Form Type)

ANTELOPE ENTERPRISE HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, $0.24 par value per share, underlying warrants (2)
Fees Previously Paid	Debt Securities	Common Stock, $0.24 par value per share, underlying warrants (2)	457	(c)	2,218,703	$2.93	$6,500,797	0.0000927	$710
Fees Previously Paid	Warrants
Carry Forward Securities
Carry Forward Securities
	Total Offering Amount								$75,000,000
	Total Fees Previously Paid								$6,952.50
	Total Fee Offsets								—
	Net Fee Due								$0.00

(1)   There are being registered under this registration statement such indeterminate number of securities as shall have an aggregate initial offering price not to exceed US$75,000,000. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities under this registration statement.

(2)   Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

(3)   Calculated in accordance with Rule 457(o).